Exhibit 99.1

For more information contact:

Roger E. Gower, President/C.E.O.

(651) 697-4000

Michelle Sprunck, Investor Relations

(651) 697-4026

MCT REPORTS THIRD QUARTER 2005 OPERATING RESULTS

(SALES UP 33% OVER PRIOR QUARTER)

St. Paul, Minnesota. (October 26, 2005) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its third quarter ended September 24, 2005.  Net sales for the third quarter were $1.8 million, an increase of 33.0% above net sales of the prior quarter and a decrease of 54.4% from the quarter ended September 25, 2004.  Net loss for the quarter ended September 24, 2005 was $1.0 million or $0.04 per share, versus net a net loss of $0.5 million, or $0.02 per share in the prior year period.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented,  “It appears that the Test and Assembly portion of the Semiconductor Capital Equipment Market as reported by SEMI (Semiconductor Equipment and Materials Institute) has experienced a steady upturn in bookings for the past six months and this has been reflected in our improving results.  It is still early to project a firm upturn in bookings for 2006 but the direction is gratifying.  As previously announced, our customers continue to see the significant benefits afforded to them through the utilization of our strip technology.  In one large device manufacturer situation, over 50% of its worldwide production today is tested utilizing our Tapestry equipment. At the same time, we will continue to remain diligent to reduce costs where we can and were pleased to see our operating costs down approximately 36% and 21% for the three and nine month periods ended September 24, 2005, respectively, concluded Gower.”

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrakTM, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

MCT, Inc. (Third Quarter Year 2005) - Page Two

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarters ending March 26, 2005 and June 25, 2005.

MCT, Inc. (Third Quarter Year 2005) - Page Three

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	Sept. 24,	Sept. 25,	Sept. 24,	Sept. 25,
	2005	2004	2005	2004

Net sales	$1,758	$3,859	$5,040	$12,351
Cost of sales	984	1,902	2,910	5,892
Gross profit	774	1,957	2,130	6,459
Gross margin	44.0%	50.7%	42.3%	52.3%

Selling, general and administrative	945	1,442	3,221	4,053
Research and development cost	435	788	1,514	2,111
Restructuring charge	40	—	106	—

Total operating expenses	1,420	2,230	4,841	6,164

Operating income (loss)	(646)	(273)	(2,711)	295

Interest and other	(346)	(203)	(890)	(586)

Net loss	$(992)	$(476)	$(3,601)	$(291)

Net loss per share:
Basic	$(0.04)	$(0.02)	$(0.14)	$(0.01)
Diluted	$(0.04)	$(0.02)	$(0.14)	$(0.01)

Weighted average shares outstanding:
Basic	26,187	25,237	25,776	24,908
Diluted	26,187	25,237	25,776	24,908

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Sept. 24,	Dec. 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$346	$166
Accounts receivable, net	1,552	2,035
Inventories, net	2,541	3,057
Other current assets	148	189
Total current assets	4,587	5,447

Property, plant and equipment, net	169	270

Debt issuance costs and other, net	349	405

Total assets	$5,105	$6,122

Liabilities and Stockholders’ Deficit
Current liabilities
Line of credit	$1,778	$1,583
Accounts payable	359	967
Accrued Liabilities	1,024	1,093
Current portion of long-term debt	1,341	67
Total current liabilities	$4,502	$3,710

Long-term portion of lease payable	271	—
Long-term convertible note	2,325	1,458
10% senior subordinated convertible debt	3,630	3,630

Total stockholders’ deficit	(5,623)	(2,676)

Total liabilities and stockholders’ deficit	$5,105	$6,122